EXHIBIT 10.4

AMENDMENT NUMBER FIVE

TO THE

REGIONS FINANCIAL CORPORATION RETIREMENT PLAN

Amended and Restated Effective January 1, 2002 (the “Plan”)

As Adopted in December, 2008

Regions Financial Corporation further amends the Plan as follows:

1. Effective January 1, 2010, Section 3.05 is hereby amended to read as follows:

3.05 Temporary Benefit Freeze. This Section 3.05, originally adopted on February 27, 2009 and originally effective April 16, 2009, implements a benefit freeze for the period April 16, 2009 through December 31, 2009 (the “Freeze Period”). The benefit freeze described in this Section applies to all Participants in the Plan, including (without limitation of the foregoing) Participants covered under Section 12.19 and Appendix O, as well as Participants covered by Sections 12.02 through 12.18. To the extent that terminology in Appendix O and Sections 12.02 through 12.19 differs from the terminology used below, the same principles shall be applied to any analogous terms.

(a) Benefit Freeze. Effective April 16, 2009 and thereafter until December 31, 2009, the Accrued Benefit of each Participant in the Plan shall be the Participant’s Accrued Benefit on April 15, 2009. Except as otherwise provided in this Section, no Participant’s Accrued Benefit shall increase or decrease after April 16, 2009 and before January 1, 2010 due to changes in the Participant’s Average Monthly Earnings, Credited Service, covered compensation or any other factor. The benefit freeze described herein shall not affect the increase in the amount of a Participant’s benefit due to the Participant’s increasing age (and the consequent effect on the applicable Early Retirement Factor).

(b) Resumption of Accruals. Effective January 1, 2010, accrual of benefits shall resume. Thereafter, the Accrued Benefit of each Participant in the Plan shall be the greater of: (1) the Participant’s Accrued Benefit on April 15, 2009; and (2) the Participant’s Unfrozen Accrued Benefit. The Unfrozen Accrued Benefit (and all other benefits under the Plan) shall be determined by treating 2008 and 2010 as consecutive years for purposes of Credited Service, Average Monthly Earnings, and any other factors. Specifically, except for purposes of determining the Accrued Benefit as of April 15, 2009, a Participant shall receive no Credited Service for 2009 and the Participant’s Compensation for 2009 shall not be considered in determining the Participant’s Average Monthly Earnings. Notwithstanding the above, a Participant’s service in 2009 shall not be disregarded in determining the Participant’s vesting status or eligibility for early retirement benefits or other benefits. Notwithstanding the above, 2009 shall not be disregarded in determining the Participant’s age or covered compensation. The benefit freeze described herein shall not affect the increase in the amount of a Participant’s benefit due to the Participant’s increasing age (and the consequent effect on the applicable Early Retirement Factor).

(c) Coordination With Other Provisions. Except as specifically provided for in this Section, the benefit freeze provided for in this Section shall override any other provision of the Plan that existed on April 16, 2009, including provisions that purport to apply “notwithstanding any other provision of the Plan” or using similar language.

(d) Provisions Not Overridden.

(1) This Section shall not affect the operation of Sections 1.03 and 4.08(c)(ii) or any other Plan provisions relating to Actuarial Equivalence, Actuarial Value or any similar terms that incorporate by reference statutory or regulatory provisions relating to the mortality table, interest rate, or similar actuarial assumption used in the computation of a Participant’s benefit in any form. To the extent that such actuarial assumptions would change due to the operation of such statutory or regulatory provisions (including amendments to such statutory or regulatory provisions) and such changes affect the computation of the Participant’s benefit in any form, this Section shall not preclude such changes from taking effect.

(2) This Section shall not affect the operation of Section 4.13 (implementing the requirements of Section 401(a)(9) of the Code) to the extent that any statutory or regulatory changes occurring after April 16, 2009 may be incorporated by reference and may affect the computation or payment of a Participant’s benefit.

(3) This Section shall not affect changes in benefits that arise solely due to the operation of provisions of Article VIII relating to allocation of benefits upon the termination of the Plan and vesting due to termination or partial termination of the Plan.

(4) This Section shall not affect the operation of Article IX (implementing the limitations in Section 415 of the Code) to the extent that such provisions are incorporated by reference and to the extent that changes in benefits result from the indexing of any limitation therein, the automatic change in any actuarial assumption, or any amendment to the statutory or regulatory provisions implemented by Article IX.

(5) This Section shall not affect the operation of Article X (implementing the requirements of Section 416 of the Code).

(6) This Section shall not affect the operation of Section 11.19 relating to reemployment rights of veterans with respect to qualified military service, or any similar legal requirements applicable upon the reemployment of a veteran.

(7) Notwithstanding the benefit freeze described in this Section, a Participant shall continue to earn service towards vesting and eligibility for early retirement benefits.

(8) This Section shall not affect any provisions of Section 12.19 or Appendix O corresponding to the provisions listed in (c)(1) through (c)(7) above.

(d) Actuarial Increases After Normal Retirement Age. Actuarial increases for commencement after age 65 under Section 4.03 (or Section 4.01 of Appendix O) shall not be provided during the Freeze Period, except that: (1) actuarial increases shall be given as provided for up to April 16, 2009; (2) further actuarial increases shall be given for a Participant whose benefit commences in a calendar year after the calendar year in which the Participant attains age 70 1 /2 in accordance with Section 401(a)(9)(C)(iii) of the Code and the regulations thereunder; and (3) after the Freeze Period, such actuarial increases shall be provided without regard to the benefit freeze. A Participant to whom this subsection applies during the Freeze Period shall be given a notice of suspension of benefits in accordance with applicable regulations of the Treasury and the Department of Labor.

(e) Certain Disabled Participants. The Accrued Benefit of a Participant who has continued to earn Credited Service under Section 1.16(a)(3) (generally, Participants determined to be disabled on or before June 30, 2004) shall be frozen as of April 16, 2009 (with continued accrual after December 31, 2009) in the same manner as an active Participant.

2. All other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.

IN WITNESS WHEREOF, Regions Financial Corporation on behalf of itself and all participating Employers has caused this Amendment Number Five to be executed on this 16th day of December, 2009 by its duly authorized officers, effective as provided herein.

REGIONS FINANCIAL CORPORATION

By:	/s/ David B. Edmonds
David B. Edmonds
Senior Executive Vice President